EXHIBIT 10.3
                               MARKETING AGREEMENT


This Marketing Agreement is made and entered into and effective as of January 18, 2001, by and between the parties as follows:

John Hancock Life Insurance Company ("Hancock"), a Massachusetts corporation, and Legacy Marketing Group ("LMG"), a California corporation, based on the following facts:

A. Concurrently herewith, LMG and Hancock are entering into a certain Administrative Services Agreement pursuant to which certain insurance business is to be administered by LMG.

B. The objective of this Agreement is to provide an arrangement to sell certain policies ("Policies") of Hancock as specified in APPENDIX A.

C. Hancock desires to have LMG recruit, train, and appoint Wholesalers and Producers in the sale of certain Policies issued by Hancock as specified in APPENDIX A. Wholesalers and Producers are those licensed insurance agents contracted with LMG and appointed to sell Hancock products.

Based on the foregoing facts, LMG and Hancock ("the parties") agree as follows:

1.   DESIGNATION OF LMG AND SCOPE OF LMG'S AUTHORITY

     1.1 Hancock designates LMG to recruit, train, and appoint Wholesalers and Producers in the solicitation of the Policies in the geographic territory specified in APPENDIX A (the "Territory").

     1.2 LMG is designated by Hancock for the purpose of soliciting applications for and processing the Policies referenced in APPENDIX A and otherwise transacting the business of this Agreement. LMG accepts such designation and agrees to comply with all applicable laws and regulations, and to diligently devote itself to the business of this designation in order to support sales of the Policies referenced in APPENDIX A as well as help prevent the termination of such Policies through conservation procedures mutually agreed upon by Hancock and LMG.

     1.3 LMG shall cause each new Wholesaler and Producer to enter into Wholesaler and Producer Agreements in the form shown in APPENDIX C. Hancock will not be a party to the Wholesaler and Producer agreements and shall have no obligation or liability thereunder. If such Wholesaler or Producer Agreement is modified by LMG, LMG will provide Hancock with copies, within ten (10) business days of such modifications for the purpose of granting Hancock an opportunity to reject such modifications. LMG's modifications to the Wholesaler and Producer agreements will be deemed to have been ratified by Hancock absent its written objection, as hereafter required. Hancock will forward any objections to such modifications in writing to LMG within
          (10) business days of its notice. LMG shall file appointments of Wholesalers and Producers in the appropriate states' insurance departments and other jurisdictions. LMG will report weekly to Hancock a list of current appointments, adding new appointments and terminations from the list each week. Consideration for processing such appointments and terminations is provided for in the Administrative Services Agreement, executed concurrently herewith this Marketing Agreement.

     1.4 It is understood and agreed that LMG is an independent contractor and nothing herein shall be construed to create the relationship of employer or employee between Hancock and LMG or between Hancock and any officer, employee, Wholesaler, Producer or other associated person of LMG. Neither LMG nor any Wholesaler or Producer has authority to incur any liability on behalf of or to bind Hancock in any way or change its rights, duties, or obligations, except as may be set forth in the Administrative Services Agreement between Hancock and LMG, executed concurrently herewith.

     1.5 All Wholesalers and Producers who have been recruited and are appointed to sell the Policies referenced in APPENDIX A by LMG shall be identified by Hancock as Wholesalers and Producers of LMG as to such Policies. Any and all contracts entered into by and between such Wholesalers or Producers with respect to such Policies shall be coded by LMG onto its system and deemed Wholesalers and Producers of LMG.


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          Hancock may terminate Hancock's appointment of any Wholesaler or
          Producer, with cause, at its reasonable discretion, with prior written notice to LMG. Hancock may terminate Hancock's appointment of any Wholesaler or Producer, without cause, by mutual written agreement of LMG. Hancock may not otherwise terminate, recode, or otherwise disturb the relationship between LMG and its Wholesalers and Producers with respect the Polices without the prior written consent of LMG.

2.   RIGHTS AND OBLIGATIONS OF HANCOCK

     2.1 It is acknowledged by both Hancock and LMG that certain obligations of Hancock hereunder are to be performed by LMG as a servicing organization, pursuant to the Administrative Services Agreement between Hancock and LMG. This does not relieve Hancock of any of its duties and obligations unless the specific service is provided for in the Administrative Services Agreement, executed concurrently herewith, or in this Marketing Agreement, whereby LMG has explicitly acknowledged the responsibility of the service.

     2.2 APPENDIX B will provide for the compensation payable to LMG from Hancock. APPENDIX B will be amended to conform with each new product specification as it is developed and finalized. The marketing allowance and commissions may vary with the development of each new product. Such marketing allowance will be specifically provided for in APPENDIX B, or any subsequent amendments pertaining to new products.

     2.3 The commissions specified in APPENDIX B shall be modified whenever necessary to conform to the legal requirements of any state. Furthermore, Hancock reserves the right to withdraw its Policies from any state or other jurisdiction, with 60 days written notice to LMG, unless otherwise mutually agreed upon in writing, or unless mandated by any law, regulation, regulatory authority or court of law to do so sooner.

     2.4 Hancock shall have sole authority and responsibility for filing advertising materials, pertaining to the business underwritten by Hancock, with applicable regulatory authorities prior to approving their use by LMG. All costs associated with such filings will be the responsibility of Hancock, unless the parties agree otherwise in writing.

     2.5 (a) Agent Initial Appointment Fees--Unless mutually agreed upon in writing otherwise, Hancock shall be responsible for payment of LMG's Wholesaler and Producer resident initial appointment fees for such Wholesalers and Producers who have satisfied LMG's and Hancock's agreed upon selection and compliance criteria. Unless mutually agreed upon in writing otherwise, Hancock will be responsible for any Wholesaler and Producer non-resident initial appointment fees. Such non-resident appointment requirements will comply with Hancock's policies and procedures in effect as of the execution of this Agreement. If Hancock changes such policies and procedures, the responsibility for payment of such non-resident initial appointment fees will be mutually agreed in writing by both LMG and Hancock.

          (b) Agent Renewal Appointment Fees--Hancock will be responsible for payment of LMG's Wholesaler and Producer resident and non-resident renewal appointment fees for contracted Wholesalers and Producers. Such non-resident appointment requirements will comply with Hancock's policies and procedures in effect as of the execution of this Agreement. If Hancock changes such policies and procedures, the responsibility for payment of such non-resident renewal appointment fees will be mutually agreed in writing by both LMG and Hancock.

          (c) Agent Termination Fees--Hancock will be responsible for LMG's Wholesaler and Producer Appointment termination fees in the states which mandate such fees.

     2.6 Hancock shall provide LMG with prompt written notice of any change of authority of persons authorized and enumerated in APPENDIX D to provide LMG with instructions or directions relating to services to be performed by LMG under this Agreement. In the absence of timely notice and LMG relies to its detriment on instructions or directions from one who is no longer authorized but otherwise acting within the scope of his authority, Hancock will indemnify LMG for any loss or claim as a result of such reliance.

     2.7 It is understood between the parties that Hancock will have confidential information regarding LMG's Producers. Hancock expressly covenants and agrees that it will not, for any reason whatsoever, during the


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o CONFIDENTIAL INFORMATION HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SEC.

          term of this Agreement and o, intentionally, directly, or knowingly use such confidential information to take a systematic approach toward soliciting and/or recruiting such Producers of LMG. During the term of this Agreement, in the event that o is solicited by a o, o may contract with such o only on products offered by o that are not jointly developed with o. After termination of this Agreement, in the event that o is solicited by a o, o may contract with such o.

     2.8 Hancock shall pay all license or royalty fees for use of any intellectual property belonging to a third party that is utilized with any policies in APPENDIX A except to the extent of any intellectual property used by LMG in connection with performing its services pursuant to the Administrative Services Agreement between the parties or this Agreement. Notwithstanding the foregoing, in the event that this Agreement or the Administrative Services Agreements terminates and Hancock desires to process or perform any services for which LMG had previously been responsible, Hancock shall be required to obtain all licenses and pay any royalty fees on its own behalf to the extent Hancock wishes to use such intellectual property.Hancock shall be responsible for the cost of filing the policy forms with applicable regulatory authorities pertaining to the business underwritten by Hancock that are jointly developed with LMG. "Policy forms," shall include, but are not limited to, master policy forms, riders, endorsements, certificates, notices, disclosures or administartive forms. Notwithstanding the foregoing, LMG will assist in the drafting, completing, preparation of filing of such policy forms.

3.   RIGHTS AND OBLIGATIONS OF LMG

     3.1 At all times during the term of this Agreement, LMG (or the licensed individual who is acting on behalf of LMG in the capacity of an Officer in such states that do not permit the licensing of corporations) and all Wholesalers and Producers shall be properly licensed with each state or other jurisdiction and properly appointed with Hancock in each state or other jurisdiction within the Territory before engaging in any activity which under the laws of such state or other jurisdiction makes such licensing and appointment necessary. Without limiting the generality of the foregoing, LMG shall require all such Wholesalers and Producers to, at all times, bear the cost of maintaining all licenses required by any such state, it being understood that Hancock is not responsible for licensing fees or other costs of licensing.

     3.2 LMG will itself and will communicate to and cause each Wholesaler and Producer to use only forms, applications, advertising (as such term is generally defined by the regulation of the state or other jurisdiction in which Policies, referenced in APPENDIX A, are solicited), office procedures, guides and rules furnished, authorized or promulgated by Hancock and agreed to by both parties and in each state or other jurisdiction where any Wholesaler or Producer solicits Policies, referenced in APPENDIX A. No written advertising or sales materials of any kind, including sales illustrations, or recruiting material referencing the Policies, referenced in APPENDIX A, of Hancock shall be authorized by LMG until after it has been approved in writing by Hancock. LMG will provide such materials with sufficient lead-time to allow appropriate review by Hancock. Hancock will then use its best efforts to provide a timely response. A time period not to exceed ten
          (10) business days shall be deemed timely. No oral presentation of any kind shall be authorized by LMG that does not conform to applicable statutes and regulations or which does not accurately reflect the terms and conditions of the Policies, referenced in APPENDIX A, being sold. All recruiting practices of LMG shall comply with all applicable laws, ordinances, and regulations of the appropriate authorities. Hancock shall be responsible for the maintenance of the advertising files and logs, as mandated by applicable laws and regulations.

     3.3  LMG agrees to maintain the following insurance coverages:

          (a) LMG will possess an adequate fidelity bond for any losses caused by the dishonesty of LMG's employees or agents (not Wholesalers or Producers) with limits of at least o. LMG will also maintain a surety bond(s) as so required in the states which it is compelled to do so. LMG will file such bond, if so required, with the appropriate agency. The bond shall be executed by a corporate insurer authorized to transact business in the states that mandate the maintenance of such bond.

          (b) LMG will possess and maintain at all times errors and omissions coverage with a limit of not less than o written by an insurer with a minimum Best's rating of A-. Such coverage will comply with the requirements of the states in which such insurance coverage is required.


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o CONFIDENTIAL INFORMATION HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SEC.

          (c) LMG will possess and maintain commercial, general and liability insurance with limits of not less than o per occurrence combined single limit.

          (d) LMG will require its Wholesalers and Producers to maintain Errors and Omissions coverage with a limit of at least o per Wholesaler and Producer, or per occurrence.

     3.4 LMG may rely on instructions of any person indicated on Hancock's "Schedule of Authorized Personnel," when acting within the scope of their authority, attached hereto as APPENDIX D. Each of such persons is authorized to give instructions under this section with respect to any matter arising in connection with this Agreement.

     3.5 In the event a malfunction of the LMG systems, used in the offering and/or sale of Polices specified in APPENDIX A, causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, LMG shall at its expense correct and reprocess such records in the most expeditious manner possible, with the understanding that time is of the essence. LMG will reimburse Hancock for any costs and/or expenses associated with such error or mistake. In the event Hancock discovers any such errors or mistake it shall, within three (3) business days after discovery, notify LMG in writing of such error or mistake in any record, report, data, information or output received by Hancock.

     3.6 LMG is responsible for the payment to Hancock of all monies, which LMG collects on behalf of Hancock. However, until Hancock receives all monies due, the same shall be a debt payable by the debtor upon demand for which Hancock may at its option offset with commissions otherwise due until such liability is satisfied. Any indebtedness to Hancock shall be a first lien against monies otherwise due under this Agreement.

     3.7 LMG, in performance of its marketing obligations and duties, will not itself, and will use its best efforts, to prevent Wholesalers or Producers appointed hereunder, in the performance of their obligations and duties hereunder, from any of the following:

          (a) Enter into any agreement or incur any obligation on behalf of Hancock, except with Hancock's written permission, or commit Hancock to:
               (i) pay any money to any such Wholesalers, Producer or employee, or
               (ii) a date that a payment will be made.

          (b) Assign this Agreement or any compensation, other than commissions payable to Wholesalers and Producers, payable under it without the prior written consent of Hancock.

          (c) Solicit applications for Hancock in any manner prohibited by or inconsistent with the provisions of this Agreement or the rules and regulations mutually agreed by both parties, now or hereafter in force.

          (d)  With respect to any Policy,
               (i) make any alterations, modifications or endorsements or otherwise alter Hancock's obligations as stated in the Policy, as referenced in APPENDIX A;
               (ii) collect or receive any premiums after the initial premium, except as may be required in the Administrative Services Agreement executed concurrently herewith, between Hancock and LMG;
               (iii) adjust or settle any claim; except as provided for in the
                    Administrative Services Agreement, executed concurrently herewith.

               (e) Initiate any civil or criminal action or proceeding, whether or not brought in the name of Hancock, which may in any way involve or affect Hancock, its affiliates, their business, operations, or any Policy, as referenced in APPENDIX A, issued by Hancock. The foregoing shall not be construed as a waiver of any other right or entitlement hereunder, at law or in equity, that LMG may have to enforce its rights arising out of this Agreement.


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               (f)  Use or authorize the use of any written, oral or visual communication, circular, advertisement or other publication except as follows:

                    LMG agrees that it will not place into use, or distribute to any person, any advertising, sales material or other document (including, without limitation, illustrations, telephone scripts and training materials) referring directly or indirectly to Hancock or its Policies, or cause, authorize or permit any person to do so, without Hancock's prior written consent. LMG agrees that it will not use the name of Hancock on any business card, letterhead, website or marquee or in any directory listing, or in any other manner, or cause, authorize or permit any producer or other person to do so, without Hancock's prior written consent. LMG agrees that it will not, nor will LMG permit its Wholesalers and/or Producers to misrepresent Hancock or its Policies, as referenced in APPENDIX A, or make any oral or written representation which is inconsistent with the terms of such policies or sales literature or is misleading in any way, or refer to any insurance company tending to bring it into disrepute.

               (g) Knowingly or willfully violate the insurance laws or regulations of any regulatory authority of any State or any other jurisdiction in which LMG represents Hancock.

               (h) Embezzle or knowingly or willfully misapply funds of Hancock or any other person or entity.

               (i) Perpetrate any fraud against Hancock or any other person or entity.

          3.8 LMG agrees that the compensation payable pursuant to Section 2.2 shall be accepted by it as full compensation from Hancock for its marketing services hereunder, except as otherwise agreed by mutual written consent of LMG and Hancock.

          3.9 LMG will be solely responsible for any commissions to be paid to its Wholesalers or Producers, which are earned as a result of selling Hancock products through LMG, except as hereafter in
               Section 8 of this Agreement.

          3.10 LMG shall have no authority, nor shall it represent itself as having such authority, other than as specifically set forth in this Agreement. Without limiting the generality of the foregoing sentence, LMG specifically agrees that it will not do any of the following without the prior written consent of Hancock:

               (a) Litigation: Institute, prosecute or defend any legal proceedings in connection with any matter pertaining to the offering and/or sale of the Policies identified in APPENDIX A.

               (b) Alterations: Waive, amend, modify, alter, terminate or change any term, provision or condition stated in any Policy Form or discharge any contract in the name of Hancock. Notwithstanding the foregoing, LMG may waive, amend, modify, alter, terminate or change any term, provision or condition stated in any Policy Form or discharge any contract in the name of Hancock in the resolution of complaints from policyholders or regulatory authorities in accordance with mutually acceptable written guidelines and procedures.

               (c) Advice to Policyholders/Prospective Policyholders: Offer tax, legal, or investment advice to any policyholder or prospective policyholder of Hancock under any circumstances, with respect to a Policy.

4.   ASSIGNMENT, MODIFICATION AND TERMINATION OF AGREEMENT

     4.1 Neither party may assign or delegate all or any part of its rights and/or duties under this Agreement without the written consent, as signed by one or more of the personnel shown on APPENDIX D, of the granting party.

     4.2 This Agreement may be modified or amended at any time by mutual agreement of the parties, provided the modification or amendment is in writing, signed by authorized personnel, as provided in APPENDIX D of this Agreement.


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     4.3  The termination of this Agreement is governed by the following provisions:

          (a) LMG or Hancock may terminate this Agreement without cause by twelve (12) months written notice to the other, sent by mail. This Agreement may be terminated by mutual agreement of the parties in writing at any time. The terminating party shall provide fifteen (15) days written notice of termination or cancellation of this Agreement to the appropriate Departments of Insurance if and to the extent required by applicable law or regulation. LMG and Hancock shall fulfill any lawful obligations with respect to such policies affected by this Agreement, regardless of any dispute between LMG and Hancock.

          (b) In the event that any state insurance department withdraws or cancels LMG's license (or the license of the individual who is acting on behalf of LMG in such states that do not permit the licensing of corporations), or right to sell or conduct its business, LMG will stop its marketing activity under this Agreement in that state and notify Hancock. Hancock may terminate the authority of LMG with regard to such affected Policies which termination of authority shall be effective immediately.

          (c) Each party shall provide ninety (90) days prior written notice to the other of a request to revise the rates in APPENDIX B, or to revise the manner of payment or to change any of the other terms of this Agreement. The party receiving such notice must respond in writing to such request within sixty (60) days of receipt. No such change shall become effective unless and until it is agreed to in writing by both parties.

          (d) If either of the parties hereto shall materially breach this Agreement or be materially in default in the performance of any of its duties and obligations hereunder (the defaulting party), the aggrieved party hereto may give written notice thereof to the defaulting party and if such default or breach shall not have been remedied within forty-five (45) days after such written notice is given, then the aggrieved party may terminate this Agreement by giving thirty (30) days written notice of such termination to the defaulting party. This Agreement shall terminate immediately upon expiry of the 30 day notice period.

          (e) Either party may terminate this Agreement after providing 180 days advance written notice of termination to the other party in the event that the actual production levels fall below expected levels, as determined by LMG and Hancock. This Agreement shall terminate immediately upon expiry of the 180 day notice period, unless the parties mutually agree otherwise in writing.

          (f) Notwithstanding anything herein to the contrary, Hancock or LMG may immediately terminate this Agreement with cause, upon written notice to the other. Cause includes, without limitation, acts or omissions that constitute fraudulent, criminal or unethical activity or blatant disregard for the terms and conditions of this Agreement.

          (g) Termination of this Agreement by default or breach by Hancock shall not constitute a waiver of any rights of LMG in reference to services performed prior to such termination; termination of this Agreement by default or breach by LMG shall not constitute a waiver by Hancock of any other rights it might have under this Agreement.

          (h) Termination of this Agreement does not affect in any way the Administrative Services Agreement executed concurrently herewith.

5.   HOLD HARMLESS AND INDEMNIFICATION

     5.1 LMG shall indemnify and hold harmless Hancock from any and all claims, liability, costs and expenses, including reasonable attorneys' fees, arising out of LMG's negligent act(s) or omission(s); LMG's refusal to comply with the terms of this Agreement; LMG's failure to comply with any law or regulation with respect to its duties hereunder except that LMG shall not be required to indemnify or hold harmless Hancock for any act or omission of LMG which was directed orally or in writing by Hancock unless LMG knew that


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o CONFIDENTIAL INFORMATION HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SEC.

     5.2 such direction by Hancock was contrary to applicable law or regulation or was otherwise contrary to good business practices and LMG failed to advise Hancock.

     5.3 Hancock shall indemnify and hold harmless LMG from any and all claims, liability, costs and expenses, including reasonable attorneys' fees arising out of Hancock's negligent act(s) or omission(s); Hancock's refusal to comply with the terms of this Agreement; Hancock's failure to comply with any law or regulation with respect to the offering or sale of contracts, or the records maintained.

     5.3 Neither party shall be entitled to indemnification from the other party for any claim resulting from its own negligent act(s) or omission(s).

     5.4 If any claim is made by a party which would give rise to a right or indemnification under paragraph 5.1 the party entitled to indemnification (the "Indemnified Party") promptly will give notice of the claim to the party required to provide indemnification (the "Indemnifying Party"). The Indemnifying Party shall have the right, at its option and its own expense and by its own counsel, to participate in the defense of any such indemnified claim for which indemnification is provided by this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to control or represent the Indemnified Party in the defense of any claim.

6.   RIGHTS AND OBLIGATIONS OF BOTH PARTIES

     6.1 Each party agrees that it will not, knowingly or willingly, directly or indirectly, at any time during the term of this Agreement or within two (2) years thereafter, induce or attempt to induce any policyholder or contract holder of the other party to terminate, reduce coverage, or replace any Policy, as referenced in APPENDIX A, or otherwise disturb the relationship between the other party and any of its policyholders or contract holders.

     6.2 During the term of this Agreement, o agrees not to develop any proprietary products with any o without the express written approval of o since the termination of such Wholesaler or Producer in connection with this Agreement. o

     6.3 Any Agent for Hancock who desires to sell the Hancock--LMG proprietary products will need to contract with LMG to sell such product.

     6.4 Hancock and LMG agree to provide the other with ninety (90) days written notice of any intent to make significant changes or modifications to any contract or Policy form for products co-developed by Hancock and LMG except to the extent of any charge or modification that is necessary to conform to applicable law or regulation. Both parties will make best efforts to achieve a satisfactory resolution to the cause of the proposed changes and may also agree to extend the timeframe to implement such change if such change is pursued, unless otherwise mutually agreed upon in writing by LMG and Hancock.

     6.5 Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part as a result of delays caused by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond that parties reasonable control, including failures or fluctuations in electrical power, heat, light, air conditioning, or telecommunications equipment and such non-performance shall not be a default or a ground for termination. Notwithstanding the above, LMG agrees that it will establish and maintain reasonable recovery steps, including technical disaster recovery facilities, uninterruptable power supplies for computer equipment and communications and that as a result thereof LMG will use its best efforts to ensure that the Computer System shall be operational within 48 hours of a performance failure. LMG's Rome, Georgia, and Petaluma, California, offices will provide for each others' off-premises site for storage of backup software for the operating systems and data files.

     6.6 LMG and Hancock shall each be liable for fifty-percent (50%) of the net debit balances (outstanding commission debit balances less any debit amounts recovered via collection efforts) incurred by Wholesalers and Producers that are mutually agreed in writing deemed to be uncollectible.

7.   PROPRIETARY AND CONFIDENTIAL INFORMATION


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o CONFIDENTIAL INFORMATION HAS BEEN OMMITTED AND FILED SEPARATELY WITH THE SEC.

     7.1 LMG acknowledges that certain information received from Hancock including, without limitation, information concerning Hancock customers or consumers, may be proprietary and/or confidential in nature. All such information shall be used by LMG solely for purposes of soliciting Policies pursuant to this Agreement or for providing services pursuant to the Administrative Services Agreement between the parties. LMG agrees to indemnify and hold Hancock harmless from any and all loss and expenses sustained by Hancock as a result of the unauthorized use of proprietary and/or confidential information by LMG.

     7.2 Hancock acknowledges that certain information received from LMG may be proprietary and/or confidential in nature. All such information shall be used by Hancock solely for purposes contemplated by, and in a manner that is consistent with, this Agreement or the Administrative Services Agreement between the parties. Hancock agrees to indemnify and hold LMG harmless from any and all loss and expenses sustained by LMG as a result of the unauthorized use of proprietary and/or confidential information by Hancock.

     7.3 LMG and Hancock shall each have in place reasonable security measures to safeguard the confidentiality of the other's proprietary and confidential information and the nonpublic information of consumers and customers in their possession.

8.   VESTING OF RENEWAL COMMISSIONS

     8.1 LMG, its successors, executors, assigns, or administrators are vested as to commissions provided in APPENDIX B, and shall continue to receive commissions on premiums on Policies received by Hancock for as long as the Policy remains in force.

     8.2 In the event of any dispute between LMG and Hancock, Hancock shall continue to pay to LMG any commissions due to any Wholesaler or Producer that were earned prior to such dispute except to the extent such commissions are disputed by Hancock. Furthermore, in the event of the termination of this Agreement, Hancock guarantees the commission payment due to Wholesalers and Producers to which they may have become entitled prior to the effective date of termination to the extent that Hancock has not previously remitted such commissions to LMG. Hancock shall either pay any outstanding commissions directly to the Producer or Wholesaler, or to LMG, who will remit such monies to the appropriate Producer or Wholesaler. Hancock will provide written notice to LMG of its election to pay such commissions directly to the Producers or Wholesalers or to LMG. Upon written notice, LMG will use its best efforts to provide Hancock with information concerning the Producer(s) and transaction(s) required to pay such commissions.

9.   NON-COMPETE PROVISION

     9.1 Hancock agrees that it will not, during the term of this Agreement and for a o after the termination of this Agreement, sell or market any insurance product with features or specifications that are substantially similar to those unique features in any proprietary product developed by LMG and Hancock, with any individual or entity other than LMG. LMG agrees that it will not, during the term of this Agreement and for a o after the termination of this Agreement, sell or market any insurance product whose features or specifications are substantially similar to those unique features in any proprietary product developed by LMG and Hancock. APPENDIX A shall identify all proprietary products with any unique feature.

     9.2 Notwithstanding the foregoing, in the event that o, and LMG has not satisfied the premium objective for such product as set forth in APPENDIX E, o may separately begin to sell and/or market the same or a substantially similar product.

10.  GENERAL PROVISIONS

     10.1 The parties agree this Agreement is an honorable undertaking, and agree to cooperate each with the other in carrying out its provisions.

     10.2 Each party will cause its employees to, and LMG will advise its Wholesalers and Producers to, upon receipt of any summons or other notice of suit or regulatory authority inquiry wherein the other party is named in any manner, forward any and all such documents within five
          (5) business days to the attention of the other party by facsimile, express or overnight mail, or courier.

     10.3 The waiver of any breach of any term, covenant or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, or condition. No term, covenant, or condition of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the party charged therewith.

     10.4 For any notice under this Agreement, notice shall be sufficient and effective five (5) business days after deposit in the U.S. Mail, postage prepaid, return receipt requested, or upon receipt if delivered personally or by fax or facsimile or by a delivery service. Such notice shall be directed as follows:

To LMG:  Legacy Marketing Group                         To Hancock:       John Hancock Life Insurance Company
                  Preston Pitts, President                                Bruce Jones, Vice President
                  2090 Marina Avenue                                      200 Clarendon Street
                  Petaluma, California 94954                              Boston, Massachusetts 02117

                                                        With copy to:     John Hancock Life Insurance Company
With copy to:     Stokes Lazarus & Carmichael LLP                         Marylou Gill Fierro, Senior Counsel
                  80 Peachtree Park Drive                                 200 Clarendon Street
                  Atlanta, Georgia  30309                                 Boston, Massachusetts 02117


     10.5 To the extent that the rules and regulations do not conflict with the terms of this Agreement, LMG and Hancock will conform to the rules and regulations as mutually agreed upon by LMG and Hancock. This provision shall not be construed to alter the relationship of the parties as provided above.

     10.6 Each party expressly represents and warrants that it has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement with any other insurance company, association, firm, person or corporation. Each party warrants that the other party will be free from interference or disturbance in its use of all products, advertising, marketing techniques and all information provided by the originating party.

     10.7 This Agreement shall be binding upon the successor and assignees of Hancock as well as upon LMG's successor and permissive assignees.

     10.8 The persons signing this Agreement on behalf of Hancock and LMG warrant, covenant and represent that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their board of directors or other authority.

     10.9 This Agreement, including APPENDICES A, B, C, D and E attached and the provisions thereof, constitute the entire agreement between the parties. This Agreement shall be governed and construed in accordance with the laws of the State of California. Any similar agreement signed prior to the execution dates below is null and void and abrogated hereby. No change, waiver, or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such change, waiver, or discharge is sought to be enforced. No delay or omission by either party to exercise any right or power shall impair such right or power or be construed as a waiver. A waiver by either of the parties of any of the covenants to be performed by the other or any breach shall not be construed to be a waiver of any succeeding breach or of any other covenant.

     10.10 LMG shall provide reasonable access during normal business hours to any location from which LMG conducts its business and provides services to Hancock pursuant to this Agreement to auditors designated in writing by Hancock for the purpose of performing audits for Hancock. Hancock shall give reasonable advance written notice of an audit and include in that notice the matters, which it will audit. LMG shall provide the auditors any assistance they may reasonably require. Such auditors shall have the right during normal business hours to audit any business record, activity, procedure, or operation of LMG that is reasonably related to the business marketed under this Agreement, including the right to interview any LMG personnel involved in providing or supporting such responsibilities.

          LMG will comply with all the relevant provisions contained in applicable state and federal codes or statutes. If any provision of this Agreement is in conflict with applicable laws or regulations, such provision will be deemed to be amended to conform with such laws. Further, if the laws of the State that governs this Agreement require the inclusion of certain provisions of relevant statutes, this contract shall be deemed to be amended to conform with such laws.

     10.11 LMG and Hancock agree to inform the other of any changes in its legal structure, and of any material changes in its officers or partners listed in APPENDIX D.

     10.12 Hancock shall be responsible for researching, obtaining, and the registration of any service marks issued by the U.S. Patent and Trademark Office for use with the products jointly developed by LMG and Hancock, and any costs associated therewith, and Hancock shall own all such rights. Hancock grants to LMG a gratuitous license for the use of such marks on LMG and Hancock proprietary products. Notwithstanding the foregoing, LMG may register and own its own marks that may be used by LMG to market products jointly developed by LMG and Hancock that are underwritten by Hancock. Further, LMG grants to Hancock a gratuitous license for the use of its marks on LMG and Hancock proprietary products. Each party will not use the other's Service Marks, Trademarks and Tradenames, or the name of any affiliate of the other in any way or manner not specifically authorized in writing by the other.

     10.13 In no event and under no circumstances, however, shall either party under this Agreement be liable to the other party under any provision of this Agreement for lost profits or for exemplary, speculative, special, consequential punitive damages.

     10.14 Any claim or dispute arising out of or relating to this Agreement, or any claimed breach thereof, or arising out of or relating to the relationship between the parties shall be settled by arbitration administered by the American Arbitration Association, in San Francisco, California, under its Commercial Arbitration Rules and the judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

     10.15 If any clause, paragraph, term or provision of this Agreement shall be found to be void or unenforceable by any court of competent jurisdiction, such clause, paragraph, term or provision shall be severed from the Agreement, and such findings shall not affect the remainder of this Agreement.

     10.16 Survival: Sections 2.7, 5, 6.1, 6.2, 8, 9, 10.14 and 10.15 shall survive the termination of this Agreement.






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                                       10

In witness whereof, the parties here to have executed this Agreement to take effect on the effective date specified.

LEGACY MARKETING GROUP

By:     /s/ Don J. Dady
        ----------------

Title:  V.P. Product Development
        ------------------------

Date:  January 18, 2001
       ----------------


John Hancock Life Insurance Company

By:     /s/ Bruce M. Jones
        ------------------

Title:  Vice President
        --------------

Date:   January 18, 2001
        ----------------

                                   APPENDIX A


                              GEOGRAPHIC TERRITORY:

             The District of Columbia and all states except Alabama

                                  POLICY FORMS


      (To be incorporated upon completion of final product specifications.)

                                   APPENDIX B

COMMISSION AND MARKETING ALLOWANCE FEES

COMMISSION

OVERRIDE COMMISSION

MARKETING ALLOWANCE

LMG TRAIL COMMISSION


      (To be incorporated upon completion of final product specifications.)

                                   APPENDIX C


        WHOLESALER AND PRODUCER AGREEMENTS AND/OR APPROPRIATE AMENDMENTS

                                   APPENDIX D

                        SCHEDULE OF AUTHORIZED PERSONNEL



                              Representing Hancock

Michele Van Leer, Senior Vice President
Bruce Jones, Vice President




                                Representing LMG


Lynn Stafford                   Chief Information Officer
Gregg Egger                     Chief Officer of Strategic Development
Steve Taylor                    Chief Financial Officer
Lynda Regan                     Chief Executive Officer
Bill Hrabik                     Chief Operations Officer
Don Dady                        Vice President of Product Development
Niju Vaswani                    Vice President of Distribution
Greg Carney                     Officer of Special Markets

                                   APPENDIX E


                               Premium Level Goals



      (To be incorporated upon completion of final product specifications.)